CONTRACT OF EMPLOYMENT

BETWEEN

LUXFER, INC.

AND

ANDREW BUTCHER

LUXFER INC.
3016 Kansas Avenue
Riverside, CA 92507

THIS AGREEMENT

BETWEEN

(1) **LUXFER, INC.** (A Delaware Corporation) whose principal place of business is at 3016 Kansas Avenue Riverside CA 92507 [or B.A. Holdings, Inc. 'the Company"), and

(2) **ANDREW BUTCHER** of 7545 Kingdom Drive, Riverside, CA 92506

MEANING OF WORDS USED

"Board":	the Board of Directors of Luxfer from time to time (including any committee of the Board duly appointed by it);
"Group Company":	a holding company from time to time of the Company or any subsidiary or associated company from time to time of the Company or of any such holding company
"Luxfer"	Luxfer Holdings PLC the ultimate holding company of the Company;
"Luxfer Group"	means the Group Companies whose ultimate holding company is Luxfer;
"Person":	includes a body corporate and an unincorporated association of persons and references to a company include any body corporate.
"Termination Date"	the date this Agreement terminates for any reason.

RECITALS

This Agreement contains the entire and only agreement and will govern the relationship between the Company and you from the Commencement Date, superceding and replacing all previous agreements and arrangements (whether written, oral or implied) between the Company or any Group Company and you relating to your services all of which you agree by executing this Agreement will be deemed to have terminated by mutual consent with effect from the Commencement Date except as set out in clause 9.3 below.

1. APPOINTMENT, POSITION AND DURATION

1.1 You will be employed in the position as described in the schedule to this Agreement ("the Schedule"). You will be employed in this position, subject to the terms of this Agreement and to any subsequent mutually agreed variation in your position, until this Agreement is terminated in accordance with clause 14 below. At the sole discretion of the Chief Executive of Luxfer you will be required to join, without additional compensation, the Executive Management Board of Luxfer. Continued membership of the Executive Management Board is at the sole discretion of the Chief Executive of Luxfer and can be withdrawn at any time without constituting a breach of this Agreement on the part of the Company.

1.2 Your employment with the Company in the position set out in the Schedule shall be deemed to have commenced on the Commencement Date shown in the Schedule. For the purpose of statutory continuity of service your employment with Luxfer Gas Cylinders Limited counts towards your period of continuous employment with the Company and your period of continuous employment therefore commenced on the date shown in the Schedule. You consent to the transfer of your employment under this Agreement to a Group Company at any time during your appointment.

1.3 You will if and so long as you are required by the Company carry out duties and/or act as director of the Company and/or a director, officer, or employee of any other Group Company without additional compensation.

1.4 If you have been appointed a director of the Company or a Group Company at any time, the Company is not obliged to ensure that you remain a director of that Company or Group Company and that your removal from the Board by a shareholders' resolution if required by law or by any Group Company pursuant to a relevant Article of Association of the Company or Bye Law does not amount to a breach of this Agreement by the Company.

2. DUTIES

2.1 You shall perform such duties and exercise such powers as shall from time to time be reasonably and lawfully required of you in your position or such other duties as may be required from time to time and as may be within your skill and capability.

2.2 Nothing in this Agreement requires the Company to allocate any, or any particular, duties to you or to provide you with any facilities or opportunity to work.

2.3 In the performance of your obligations under this Agreement you are required at all times to obey such instructions as may be given to you from time to time by the Company and to comply with all personnel, human resources, finance, security, operational and other rules, policies and procedures as in effect from time to time, including all such policies currently in effect, except where such policy(ies) directly conflicts with a term of this Agreement. In that event, the relevant term of this Agreement shall govern. In particular, without limiting the aforesaid you shall comply at all times time with the Luxfer Group Code of Ethics and the Luxfer Group Insider Trading Policy and the Luxfer Group Anti-Bribery Policy in effect from time to time. For the avoidance of doubt such rules, policies and procedures do not form a part of your contract of employment and are not incorporated by reference into this Agreement. They can be changed, replaced or withdrawn at any time at the discretion of the Company. Breach of any rules, policies or procedures may result in disciplinary action.

2.4 During the course of your employment you shall:

2.4.1 promptly make such reports to the Chief Executive Officer of Luxfer or the Board in connection with the affairs of the Company and any Group Company on such matters and at such times as reasonably required;

2.4.2 report your own wrong-doing and any wrong-doing or proposed wrong-doing of any other employee or director of the Company or a Group Company to the Chief Executive Officer of Luxfer or the Board as appropriate immediately on becoming aware of it;

2.4.3 consent to the Company monitoring and recording any use that you make of the Company's electronic communication systems for the purpose of ensuring that the Company and Luxfer rules are being complied with and for legitimate business purposes;

2.4.5 comply with the requirements under both legislation and regulation as to the disclosure of inside information;

2.4.6 comply with the articles of association of the Company and any constitutional documents of any Group Company (as amended from time to time) of which you are a director or officer.

3. HOURS OF WORK

There are no fixed hours of work for this employment. You are required to work such hours as may be necessary for the proper performance of your duties. Normal office hours will be advised to you by the Company, but you will be expected to work additional hours and any time off in lieu is entirely at the Company's discretion and subject to the needs of the business.

4. EXPENSES

You will be reimbursed for all out-of-pocket expenses reasonably and properly incurred by you in the performance of your duties under this Agreement in accordance with Company policies as in effect from time to time.

5. LOCATION

Your normal place of work will be the Company's premises as specified in the Schedule.

You may, however, be required on a temporary basis and from time to time to perform the duties hereunder at and from any of the Company's or Group Company's premises in the United States of America and shall undertake such travel within the United States of America and overseas as the Company shall reasonably require. It is understood and agreed by you that you may be required to perform duties outside the United States of America (but not reside outside the United States of America, other than for the reasonable conclusion of these duties).

6. BENEFITS

During the course of your employment you will receive the following:-

6.1 Basic Salary

You shall be paid, with effect from the Commencement Date, a gross annual salary as described in the Schedule which will accrue from day to day and be payable by equal semi-monthly instalments direct to your bank account.

Your remuneration shall be reviewed annually by the Chief Executive of Luxfer on behalf of the Company on or about the 1 January in each year or such other date as the Chief Executive of Luxfer in his or her sole discretion shall determine. Neither the Company nor the Chief Executive of Luxfer shall be under any obligation to award an increase following a review of your remuneration.

If you have been appointed as a director or officer of the Company or a Group Company at any time, your salary will be inclusive of any director's or officer's fees to which you may be entitled as a director or officer of the Company or any Group Company.

6.2. Bonus Scheme

You will be entitled to participate in the discretionary Luxfer Group Management Bonus Scheme ("the Bonus Scheme"). Participation in the Bonus Scheme is subject to the rules of the Bonus Scheme in effect from time to time and which shall be reviewed from time to time and which may be amended, replaced or withdrawn in the Company's absolute discretion. Within three months of a particular "bonus year" commencing, the Company or the Chief Executive of Luxfer on its behalf will write to you with details of the targets (normally related to business performance, primarily against annual targets for the profitability and cash generation of the Gas Cylinders Division excluding the Superform businesses, of the Luxfer Group and also elements of Luxfer Group performance) which must be achieved for a bonus to become payable and which has a maximum bonus opportunity in your case as specified in the Schedule. The Company may alter the terms of any bonus targets or withdraw them altogether at any time without prior notice. Participation in or payments under any such Bonus Scheme for any year will not confer any right upon you to be paid a bonus the following year or subsequent years. Any payments are conditional on the Company being satisfied with your conduct and performance up to the date of payment, are purely discretionary and shall not form part of your contractual

remuneration under this Agreement. Except as otherwise expressly stated in the rules of the Bonus Scheme in effect from time to time in order to be eligible to receive a bonus, you must be employed by the Company on the date the bonus is paid for the applicable fiscal year.

6.3 **Shareholding**

6.3.1 You will be entitled to participate in the Luxfer Holdings Long Term Incentive Plan ("LTiP"). Participation in the LTiP is subject to the rules of the LTiP which shall be reviewed from time to time and which may be amended, replaced or withdrawn in the Company's absolute discretion. Participation in the LTiP is purely discretionary and shall not form part of your contractual remuneration under this Agreement. Awards are made annually and are capped at 1.2 times your basic annual salary.

6.3.2 As a member of the Executive Management Board of Luxfer you are required to maintain a minimum holding of Luxfer ordinary shares of £1 each or an equivalent amount of American Depository Shares ("ADS") ("Shares") in your own name the amount to be determined by the Board from time to time on behalf of the Company. This requirement does not require you to purchase Shares in the open market but rather retain a proportion of those Shares currently owned and acquired through the LTiP. The current minimum requirement is to hold 20,000 ordinary shares of £1 each, equivalent to 40,000 ADS. This requirement shall be reviewed from time to time and may be amended, increased, decreased, replaced or withdrawn in the Company's absolute discretion, albeit that no change shall require you to purchase shares in the open market.

6.3.3 Under the terms of the current version of the Luxfer Group Insider Trading Policy, in this position you will be classed as a "Covered Person" for insider trading purposes and must obtain permission under that policy to trade any shares/ADR/ADS in accordance with the rules set out in the policy.

6.4 **Pension**

You will be entitled to participate in the B.A Holdings, Inc. Savings Plan. The terms of the Plan are described in a summary plan description and the Plan documents, which have been already provided to you. These terms may be modified from time to time.

6.5 **Employee Benefits**

You are entitled to participate as co-payee in the Company's employee benefit plans, practices and programs maintained by the Company from time to time (collectively "Employee Benefit Plans") to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The terms of the Plans are described in a summary plan description. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of the Employee Benefit Plan and applicable law. Copies of terms of the current plans have already been provided to you and copies of terms of the plans as amended from time to time shall be provided to you on request.

6.6 **Insurance Plans**

Any insurance plan or policy which is provided for your benefit is subject to the Company's right to alter the terms of cover provided or any term of the plan or policy from time to time. Benefits under any insurance scheme shall be subject to

the rules of that plan and the terms of any applicable insurance policy and are conditional on you complying with and satisfying any applicable requirements of the insurers. Copies of these rules and policies and particulars of the requirements as amended from time to time shall be provided to you on request. The Company shall not have any liability to pay any benefit to you under any insurance plan unless it receives payment of the benefit from the insurer under the scheme and shall not be responsible for providing you with any benefit under an insurance plan in the event that the relevant insurer refuses for whatever reason to pay or provide or to continue to pay or provide that benefit to you.

6.7 **Car Allowance**

While you hold a valid driving license, the Company shall in accordance with the Company Car Allowance Program adopted by the Company and in force from time to time (the "Car Program") pay you a car allowance towards the cost of providing your own car as specified in the Car Program and which shall be payable together with and in the same manner as your salary in accordance with clause 6.1. The car allowance shall not be treated as part of your basic salary for any purpose.

The Company shall reimburse you in respect of fuel costs for business miles in accordance with the Car Program.

You shall immediately inform the Company if you are disqualified from driving and you shall cease to be entitled to receive the car allowance under or reimbursement of fuel costs under this sub-clause 6.7.

7. HOLIDAYS AND VACATION

7.1 In addition to normal legal holidays you shall be entitled to the number of working days' paid vacation in each holiday year as specified in the Schedule, such vacation to be taken at such time or times as may be approved by the Company.

7.2 The Company's holiday year is from 1 January to 31 December. In the respective holiday years in which your employment commences or terminates, vacation shall accrue on a pro rata basis for each completed calendar month of service during the relevant year.

7.3 If, on the termination of your employment, you have exceeded your accrued vacation entitlement, you shall repay the value of such excess, calculated by reference to clause 7.2 and your Salary. If you have unused vacation entitlement, the Company may either require you to take such unused vacation during any notice period or make a payment to you in lieu of it, calculated as above.

7.4 If you fall ill during your annual vacation, you may take further vacation or sick leave to cover the period of sickness. However, to do this you must provide a medical certificate to cover the period of sickness and obtain the agreement of your manager before taking further holiday.

8. EXCLUSIVITY OF SERVICE

8.1 During the continuance of this agreement (including during any period of 'garden leave' pursuant to clause 13.5 below) you shall, unless prevented by ill health, devote the whole of your time and attention to the business of the Company and any Group Company for which you have responsibility and shall not without the previous consent of the Company in writing (such consent not to be unreasonably withheld) engage in any other employment or business or hold any position honorary or otherwise in any company, business, partnership or other organisation **PROVIDED ALWAYS** that nothing in this clause shall preclude you from holding or being otherwise interested in any other shares or other securities of any company

which are for the time being quoted on any recognised stock exchange so long as your interest therein does not extend to more than 1 percent part of the aggregate amount of such security.

8.2 You are required to comply at all times and in all respects with the Company's requirements on conflicts of interest and its code of ethics, as amended from time to time and any other regulation, statute or legislation applicable to you as a director of the Company or a Group Company in any relevant jurisdiction and to promptly notify the Chief Executive of Luxfer and/or the Company Secretary of the Company or Luxfer as appropriate in writing of any financial or other beneficial interest in outside activities whether as principal, partner, director, sole trader or otherwise. Failure to disclose such interest may be considered by the Company to be gross misconduct.

9. CONFIDENTIALITY AND INTEGRITY

9.1 At all times during and following your employment hereunder, you shall hold in strict confidence, and shall not, directly or indirectly, disclose, disseminate or reveal to any person, or use, any Confidential Information (as defined sub-clause 9.2 below), except (i) as reasonably necessary for you to perform your duties for the Company, (ii) pursuant to and then only to the extent of prior written authorization from the Company or (iii) as required by any court or governmental agency (and then only after prompt notice to the Company to permit it to seek a protective order or other confidential treatment).

9.2 The term "Confidential Information" means information and data disclosed or made available to, or prepared, compiled or acquired by or for, in connection with employment by the Company which is not generally available to the public (or if generally available to the public, has not become so through any act or omission of you) or which could be harmful to the Company, if disclosed to persons outside of the Company Such Confidential Information may exist in any form, tangible or intangible, or media (including any electronic media) and includes, but is not limited to, the following information of or relating to the Company and/or their respective customers or suppliers: (i) non-public business, manufacturing financial and strategic information, such as sales, cost, margin and earnings information and trends, pricing policies, capital expenditure/investment plans and budgets, forecasts, acquisition targets and business development plans and strategies; (ii) non-public advertising, marketing and sales information, plans, programs, techniques, strategies, results and budgets, catalog, licensing or other arrangements, market research and forecasts and marketing and sales training and development techniques and materials; (iii) non-public product and merchandising information, such as product or services research and development activities, objectives, plans, data, budgets, results and schedules, product names, marks, performance characteristics, features, capabilities and specifications, sourcing information, drawings, designs, formulas, techniques, discoveries and inventions; (iv) non-public information about existing or prospective customers or suppliers, such as customer and supplier lists and contact information, customer preference data, purchasing habits, authority levels and business methodologies, sales history, pricing, credit information and contract terms; (v) non-public technical information, such as information technology systems and designs, capabilities, performance and plans, computer hardware, software, software development activities, methodologies (excluding standard industry practices and methodologies) and plans, intellectual property rights, assets and applications, and other design and performance data; and (vi) non-public organizational and operational information, such as operating methods, personnel information and facilities or equipment information, methodologies and plans. Confidential Information shall also include information received by you or the Company's from any Group Company or third parties, and you agree to treat all Confidential Information received from Group Companies and third parties in the same manner as the Company's Confidential Information. You acknowledge that the Company and relevant Group Companies have expended and anticipate continuing to expend substantial time, effort and monies in obtaining and developing such Confidential Information and that such Confidential Information has substantial value to the Company and relevant Group Companies as a result.

9.3 You represent and warrant to the Company that your performance of this Agreement will not breach any agreement or fiduciary duty to maintain the confidentiality of any information acquired by you prior to your employment under this Agreement or any prior agreement by the Company or any Group Company hereunder. You have not entered into, and shall not enter into, any oral or written agreement in conflict herewith. You shall not, during your employment hereunder, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or bring onto any premises of any of the Company or any Group Company any unpublished document or proprietary information belonging to any such employer or person, unless consented to by such employer or person. Notwithstanding the foregoing sentence, nothing in this Agreement shall prevent you from using information belonging to any former employer (which expression shall exclude any Group Company) prior to your employment by the Company under this Agreement or any prior agreement with the Company or a Group Company.

9.4 Except in the proper course of your duties under this Agreement you will not remove from the Company or any Group Company premises or copy or allow others to copy the contents of any document, computer disk, tape or other tangible item which contains confidential information or which belongs to the Company or any Group Company.

9.5 You must not at any time make any untrue, misleading or disparaging statement relating to the Company or a Group Company. Nothing in this Agreement shall restrict you from making any report or statement to any governmental or regulatory agency if permitted or required by law.

9.6 Any deliberate or culpable misuse or disclosure in breach of this clause will be treated as gross misconduct and may result in summary dismissal.

9.7 If you have been appointed a director of the Company or any Group Company at any time and if any circumstances should arise in which it becomes necessary for you to seek separate independent legal advice about your fiduciary responsibilities as a director of the Company or about any potential conflict between your duties owed to the Company and your duties owed to any Group Company, you shall comply with the Luxfer Board Resolution on independent professional advice for directors as amended from time to time a copy of which can be obtained from the Company Secretary of Luxfer.

10. COMPANY PROPERTY

All records, files, data, notes, correspondence, reports, documents, materials, equipment and property, in whatever form and media, relating in any way to, produced for or used in any of the Company's or any Group Company's businesses (including those constituting, containing or reflecting any Confidential Information or Inventions as the terms are defined below) which you prepare or use or to which you have access (whether prior to or after the Commencement Date of this Agreement), including the originals, all copies thereof and all excerpts and derivatives therefrom (collectively, the "Company's Materials") shall be and remain the sole and exclusive property of the Company or the relevant Group Company as the case may be. Upon (i) any expiration or termination of this Agreement, (ii) any termination of your employment hereunder or (iii) at any other time upon request by the Company, you shall immediately return to the Company or its designee (and will not keep in your possession, recreate or deliver to any other person) all Company's Materials in your possession, custody or control.

11. INVENTIONS

11.1 You agree that you will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company and hereby assigns to the Company or its designee, in each case upon the creation, conception or reduction to practice thereof, all of your right, title, and interest in, to and under any and all inventions, discoveries, original works of authorship, developments, concepts, data, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, that you solely or jointly create, author, conceive, develop, reduce to practice, invent, discover, make or generate, or cause to be created, authored, conceived, developed, reduced to practice, invented, discovered, made and generated in connection with your employment hereunder (collectively referred to as "Inventions"), except as provided in Clause 11.5 below. You further acknowledge that all original works of authorship which are made by you (solely or jointly with others) within the scope of your employment hereunder and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act.

11.2 You agree to maintain adequate and current written records of all Inventions made by you (solely or jointly with others) during your employment hereunder, in such form or format as may be reasonably specified by the Company. The records will be kept on the premises of the Company and will be available to and remain the sole property of the Company at all times.

11.3 You agree to assist the Company, or their designee, in every proper way to secure the Company rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company and/or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary or advisable in order to apply for

and obtain such rights and in order to assign and convey to the Company or its designee the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Your obligations under this Clause 11 shall continue after the termination of this Agreement and/or termination of your employment hereunder for any reason.

11.4 You hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, to act for and on your behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright registrations or other forms of intellectual property protection thereon, if the Company is unable for any reason to secure your signature thereon or cooperation with respect thereto.

11.5 You understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention for which no equipment, supplies, facilities, trade secrets, confidential information or other resources or tangible or intangible property of the Company was used and which was created, authored, conceived, developed, reduced to practice, invented, discovered, made and generated entirely on your own time, unless (i) the invention relates (A) to the business of the Company, or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by you for the Company.

11.6 You shall notify, and furnish a copy of Clauses 9, 10, this Clause 11 and Clause 12, to any prospective employer or business partner, associate or affiliate prior to accepting any employment or business association or affiliation with any such person. You consent to the Company notification to any such person with respect to your responsibilities under the said clauses.

11.7 You acknowledge and agree that you occupy an executive and management position within the Company, and as such the limitations set forth in clauses 9.1 this clause 11 and clause 12 (on which you have had an opportunity to take independent advice as you hereby acknowledge) are fair and reasonable and properly required for the adequate protection of legitimate business interests and Confidential Information. It is hereby declared that each of the restrictions in clause 9.1 and this clause 11 and clause 12 are intended to be separate and severable. If any such restriction is held to be invalid but would be valid if part of the wording were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

11.8 Notwithstanding anything to the contrary herein, your obligations and covenants in clauses 9,10, this clause 11 and clause 12 shall survive any termination of your employment and/or expiration or termination of the this Agreement.

12 NON-SOLICITATION OF EMPLOYEES

During your employment and, if your employment is terminated for any reason then for an additional period ending on the one year anniversary following the date of such termination, you shall not, either Directly or Indirectly solicit for employment, or induce to leave the employ of the Company or any Group Company, any officer, employee, consultant, independent contractor, freelance worker or any Person who is, or within the three (3) months prior thereto was, an employee of the Company or a Group Company. For purposes of this Agreement, "Directly or Indirectly" shall mean either (A) directly by such Person, or in such Person's own name or as the successor of such Person, or (B) indirectly, through some affiliate or some other Person, or in the name or on behalf of some affiliate or some other Person, whether acting as an officer, director, stockholder, owner, partner, member, trustee, beneficiary, employee, promoter, consultant, technical adviser, agent, lender, manager or otherwise or as the assign of any such Person.

13. TERMINATION

13.1 You may terminate this Agreement at any time by giving notice in writing to the Company. The Notice Period to be given by you is specified in the Schedule and must expire at the end of a calendar month.

13.2 The Company may terminate your employment under this Agreement at any time:

(i) by giving you notice in writing. The Notice Period to be given by the Company is specified in the Schedule.

(ii) summarily, without payment in lieu of notice or other compensation (except for any unpaid salary then accrued and any accrued but unused vacation pay, if you are found by the Company to have:

(a) committed gross misconduct, incompetence or repeat or continue any other material breach of your obligations under this Agreement; or

(b) committed, or been convicted of any criminal offence other than an offence which does not in the reasonable opinion of the Company affect your position under this Agreement; or

(c) breached the Company's or Luxfer's anti-corruption and bribery policy or related procedures; or

(d) become bankrupt or make any arrangement or composition with your creditors generally or;

(e) resign or vacate your office as a director of the Company or any Group Company otherwise than by agreement with or at the request of the Company or such Group Company; or

(f) resign or vacate your office as a member of the Executive Management Board of Luxfer otherwise than by agreement with or at the request of the Chief Executive of Luxfer.

(g) Become disabled such that you are unable to perform the essential functions of your position, with or without reasonable accommodation;

(h) engaged in any conduct which brings, or has the potential to bring yourself or the Company or any Group Company into disrepute.

13.3 The Company reserves the right in the event of termination by you under clause 13.1 above or by the Company under clauses 13.2 (i) above, and without giving any reason, to make a payment equal to your gross salary only (less such tax and other sums as may be properly deductible) for the notice period or outstanding balance thereof, in lieu of notice, in which case your employment will end at the date of such payment without any further obligation or liability on the part of the Company under this Agreement.

13.4 At any time during the currency of notice of termination given by you or the Company under clause 13.1 or 13.2(i), the Company may exercise its rights under section 13.3 above for all or any part of the outstanding period of notice.

13.5 After notice of termination has been given by either party pursuant to clause 13 or if you seek to or indicate an intention to terminate your employment without notice, provided that you continue to be paid and enjoy your full contractual benefits until your employment terminates in accordance with the terms of this Agreement, the Company may in its absolute discretion without breaking the terms of this Agreement or giving rise to any claim against the Company or any Group Company for all or part of the notice period (as the case may be):

(i) exclude you from the premises of the Company and/or any Group Company;

(ii) require you to carry out specified duties (consistent with your status, role and experience) for the Company and/or any Group Company other than those referred to in clause 2 or to carry out no duties;

(iii) announce to employees, suppliers and customers of the Company and/or any Group Company and the New York Stock Exchange or other applicable regulatory body that you have been given notice of termination or have resigned (as the case may be);

(iv) instruct you not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of the Company and/or any Group Companies until his employment under his Agreement has terminated.

(v) (If you have been appointed a director of the Company or any Group Company at any time) request you to give notice resigning immediately without claim for the compensation (but without prejudice to any claim you may have for damages for breach of this Agreement):

(i) as a director of the Company and all such Group Companies of which you are a director; and

(ii) all trusteeships held by you of any pension scheme or other trusts established by the Company or any Group Company or any other company with which you have had dealings as a consequence of your employment with the Company.

For the avoidance of doubt, your duties and obligations under clause 2 and, those to be implied into this Agreement at common law continue to apply during any period of exclusion pursuant to this clause.

13.6 On commencement of any period of exclusion pursuant to clause 13.5 you will return to the Company in accordance with clause 10 all property belonging to the Company or any Group Company.

13.7 During any period of exclusion pursuant to clause 13.5 you will not be entitled to accrue vacation pay or any bonus. Any untaken vacation entitlement accrued up to the date of commencement of such leave should be taken during the leave period. You agree to notify the Company of any days or days during the exclusion period when you will be unavailable due to vacation, and will endeavour to agree convenient vacation dates in advance with the Company.

13.8 Before and after termination of your employment, and without additional compensation except out of pocket expenses, you will provide the Company and/or any Group Company with reasonable assistance regarding matters of which you have knowledge and/or experience in any proceedings or possible proceedings in which the Company and/or Group Company is or may be a party.

13.9 At any time after notice (including summary notice) to terminate this Agreement has been served or received by the Company, the Company may require you to

(i) transfer, without payment, to the Company (or as the Company may direct) any nominee shareholdings provided to you by or held by you in or on behalf of any Group Company; and/or

(ii) return to the Company on request any documents, computer disks and tapes and other tangible items in your possession or under your control which belong to the Company or any Group Company or which contain or refer to any confidential information; and/or

(iii) delete all confidential information from any computer, disks, tapes or other re-usable material in your possession or under your control and destroy all other documents and tangible items in your possession or under your control which contain or refer to any confidential information.

If you fail to comply with clauses 13.9(i) and/or 13.9(ii) within seven days of being required, the Company is hereby irrevocably authorised to appoint some person in your name and on your behalf to sign any document or do anything necessary or requisite to effect such resignation(s) and/or transfer(s) (without prejudice to any claims which you may have against the Company arising out of this Agreement or its termination).

13.10 If your employment by the Company is terminated in connection with any reconstruction or reorganization of the Company and:

(i) you receive an offer or employment with any company concerned with such reconstruction, amalgamation or sale; and

(ii) the offer is for employment of a similar nature (whether or not involving a change of status) and on terms generally no less favourable than those of your employment under this Agreement;

then you shall have no claim against the Company in respect of the termination of your employment under section 13.2(i) or otherwise.

14. NOTICES

Any notice given under this Agreement shall be deemed well served if when addressed to the Company it be left at the address identified in this Agreement or be sent by first class post addressed to that address, or if when addressed to you it be served personally or be sent by first class post addressed to you at the usual or last known address and in case of service by first class post the date of service shall be the date following the date of posting.

15. ELECTRONIC MEDIA AND ELECTRONICALLY STORED INFORMATION

You will comply at all times with the Luxfer Computer Use Policy maintained by the Company, as it may be in effect from time to time, as well as any other policies of the Company pertaining to the protection of electronically stored information, use of Company–provided electronic devices, and any statutory or regulatory requirements with regard to electronically stored data or the use of electronic devices.

16. GOVERNING LAW

This Agreement shall be governed by and construed under the laws of California, except where federal law applies.

17. HEADINGS

The headings to the clauses of this Agreement are for convenience of reference only and shall not affect the meanings or construction of anything herein contained.

18 ASSIGNMENT

This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of the Company and you. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement shall be transferred or assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that the Company may, without the prior written consent of you, transfer and/or assign any or all of their rights and/or obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

19. EFFECT OF TERMINATION

The expiration or termination of this Agreement shall not operate to affect any provisions contained in this Agreement, which are specifically expressed such as to operate or have effect after this Agreement has terminated.

20. ENTIRE AGREEMENT; NO OTHER LIABILITY.

This Agreement, and the other documents referred to herein set forth the entire agreement among the parties with respect to the subject matter hereof and supersede any prior agreements, arrangements or understandings, written or oral, between the parties with respect to employment or other matters included herein.

21. ARBITRATION

Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration.

22 INTERPRETATION

This Agreement shall not be interpreted for or against either party on the basis that a party drafted the Agreement or any provision thereof.

23 RESIGNATION AS A DIRECTOR

23.1 If you have been appointed a director of the Company or a Group Company at any time, you will on termination of your employment for any reason at the request of the Board (pursuant to either a resolution of the Board or members of the Company) give notice resigning immediately without claim for compensation (but without prejudice to any claim you may have for damages for breach of this Agreement):

(i) as a director of the Company and all such Group Companies of which you are a director; and

(ii) all trusteeships held by you of any pension scheme or other trusts established by the Company or any Group Company or any other company with which you have had dealings as a consequence of your employment with the Company.

23.2 If notice pursuant to clause 23.1 or 13.5(v) is not received by the relevant company within seven days of a request by the Company, the Company is irrevocably authorised to appoint a person to execute any documents and to do everything necessary to effect such resignation or resignations on your behalf.

23.3 Except with the prior written agreement of the Chief Executive of Luxfer, you will not during your employment under this Agreement resign your office as a director of the Company or any Group Company and if you do so without the consent or concurrence of the Chief Executive of Luxfer , the Company will be entitled to terminate your employment pursuant to clause 13.2(e) or at the Company's absolute discretion, to treat such resignation as notice of termination given by you to the Company pursuant to clause 13.1.

THE SCHEDULE		For : Andrew Butcher	Ref to Clause
1.	POSITION	**President, Luxfer Gas Cylinders Division**	1.1
2.	COMMENCEMENT DATE	**April 1st, 2014**	1.2
3.	LOCATION	**Riverside, California**	5
4.	BASIC SALARY	**$345,000 per annum, to be first reviewed 1st January 2015, then annually**	6.1
5.	MAXIMUM BONUS	**Maximum of 60% of basic salary, unless increased in any one year by the CEO**	6.2
6.	PENSION CONTRIBUTIONS	**Matching contributions into the BA Holdings Inc. Savings Plan**	6.4
7.	MEDICAL INSURANCE	**BA Holdings Inc. Health & Welfare Plan**	6.5
8.	CAR ALLOWANCE	**$1,150 per month**	6.7
9.	VACATION ENTITLEMENT	**25 days Annually**	7.1
10.	NOTICE PERIOD: TO BE GIVEN BY EMPLOYEE	**Twelve months**	13.1
11.	NOTICE PERIOD: TO BE GIVEN BY EMPLOYER	**Twelve months**	13.2(i)

NB: The Schedule is at all times to be read in conjunction with the Agreement and in the event of conflict the latter shall prevail.

LUXFER GROUP

This Agreement has been signed on behalf of the Company and executed and delivered as a deed by Andrew Butcher on the date set out below

Executed and Delivered for and on behalf of Luxfer, Inc.:

SIGNED: ....

NAME: BRIAN GORDON PURVES

TITLE: Director

DATED: 9th December 2013

Executed and Delivered by Andrew Butcher

SIGNED: ....

NAME: ....

DATED: ....